Exhibit 12.1

                                            Nine Months Ended
                                               September 30,                          Years Ended December 31,
                                            -----------------                         ------------------------

                                             1998         1997         1997         1996         1995         1994          1993
                                             ----         ----         ----         ----         ----         ----          ----
Net income                                 1,180,569      945,937    1,340,957    1,095,635      771,144      541,880      (359,607)
Taxes                                        575,500      440,000      590,000      435,462       96,248     (140,000)         --
                                           ---------    ---------    ---------    ---------    ---------      -------      --------
Profit before taxes                        1,756,069    1,385,937    1,930,957    1,531,097      867,392      401,880      (359,607)

Interest on deposits                       5,490,416    4,294,753    5,896,500    4,587,766    3,347,246    1,469,504       933,382
Other interest                             1,078,113    1,171,000    1,635,971      955,706      337,880      161,817         2,969
                                           ---------    ---------    ---------    ---------    ---------      -------      --------
Total interest                             6,568,529    5,465,753    7,532,471    5,543,472    3,685,126    1,631,321       936,351

Rent expense                                 183,448      180,797      180,797      143,175      134,138       69,175        63,996
Portion of rent expense that can be
    demonstrated as interest
    (leases immaterial)                       61,149       60,266       60,266       47,725       44,713       23,058        21,332

Total fixed charges                        6,629,678    5,526,019    7,592,737    5,591,197    3,729,839    1,654,379       957,683

Earnings including interest on deposits    8,385,747    6,911,956    9,523,694    7,122,294    4,597,231    2,056,259       598,076
Earnings excluding interest on deposits    2,895,331    2,617,203    3,627,194    2,534,528    1,249,985      586,755      (335,306)


                                            Nine Months Ended
                                              September 30,                    Years Ended December 31,
                                            -----------------                  ------------------------

                                           1998          1997      1997      1996      1995      1994        1993
                                           ----          ----      ----      ----      ----      ----        ----
Ratio of earnings to
    combined fixed charges:

Including interest on deposits             1.26x         1.25x     1.25x     1.27x     1.23x     1.24x        0.62x

Excluding interest on deposits             2.54x         2.13x     2.14x     2.53x     3.27x     3.17x      (13.80)x